Exhibit 107

Calculation of Filing Fee Tables

Form S-1

60 Degrees Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share (“Common Stock”), included as part of the securities being offered(2)	457(o)	–	–	$5,000,000	.00015310	$765.50
	Other	Pre-funded Warrants to purchase Common Stock, included as part of the securities being offered(3)	457(g)	–	–	–	–	–
	Equity	Common Stock underlying Pre-funded Warrants	457(o)	–	–	–	–	–
	Other	Series A-1 Warrant to Purchase Common Stock, included as part of the securities being offered(4)	457(g)	–	–	–	–	–

	Equity	Common Stock underlying Series A-1 Warrants	457(o)	–	–	$5,000,000	.00015310	$765.50
	Other	Series A-2 Warrant to Purchase Common Stock, included as part of the securities being offered(4)	457(g)	–	–	–	–	–

	Equity	Common Stock underlying Series A-2 Warrants	457(o)			$5,000,000	.00015310	$765.50
	Other	Placement Agent Warrant to Purchase Common Stock(4)	457(g)	–	–	–	–	–
	Equity	Common Stock underlying Placement Agent Warrants
			457(g)			$468,750	.00015310	$71.77
Fees Previously Paid	–	–	–	–	–	–	–	–
Carry Forward Securities	–	–	–	–	–	–	–	–

	Total Offering Amounts					15,375,000	.00015310	$2,368.27

	Total Fee Offsets							–

	Fees Previously Paid							–

	Net Fee Due							$2,368.27

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.
(3)	The registrant may issue pre-funded warrants to purchase Common Stock in the offering. The purchase price of each pre-funded warrant will equal the price per share at which each share of common stock and accompanying warrants are being sold to the public in this offering, minus $0.0001, which constitutes the pre-funded portion of the exercise price of the pre-funded warrants, and the remaining unpaid exercise price of the pre-funded warrants will equal $0.0001 per share (subject to adjustment as provided for therein). The proposed maximum aggregate offering price of the pre-funded warrants and accompanying warrants will be reduced on a dollar-for-dollar basis based on the offering price of any shares of common stock and accompanying warrants issued in the offering, and the proposed maximum aggregate offering price of the shares of common stock and accompanying warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any shares of common stock and accompanying warrants issued in the offering. Accordingly, the proposed maximum aggregate offering price of the shares, pre-funded warrants, if any, and accompanying warrants is $5,000,000.
(4)	No separate registration fee is payable pursuant to Rule 457(g) under the Securities Act.